Exhibit 99.1

IEH Corporation Announces First Quarter Fiscal 2019 Results

BROOKLYN, N.Y., August 13, 2018 - IEH Corporation (OTC: IEHC) today announced results for the first quarter of Fiscal Year 2019, ended June 29, 2018.

IEH Corporation reported revenues of $9.043 million for the first quarter of fiscal year 2019, an increase of 81% as compared to revenues of $4.993 million for the first quarter of fiscal year 2018. Gross profit margin for the year was 48% as compared to 33% for the same quarter of the prior year. The Company reported net income of $2.26 million for the quarter, or $.98 per share, compared to net income of $325,000, or $.13 per share, in the same quarter of the prior year. This represents a more than sevenfold increase in Net Income.

Dave Offerman, President and CEO of IEH Corporation commented, “We’re very proud to see our success of the last fiscal year continue into the first quarter of this year, as our top and bottom lines continue to grow. It’s worth noting that the results of this quarter, as well as the fourth quarter of the last fiscal year, were particularly striking, and due in large part to a substantial contract that has now been completed. So while we anticipate solid results for the rest of this fiscal year, we don’t expect this pace to follow the unusually high numbers of the first quarter. Regardless, we maintain a historically high backlog, and with the increase in our production output and the opportunities in our pipeline, we look forward to continued success in the coming months.”

About IEH Corporation

For over 77 years and 4 generations of family-run management, IEH Corporation has designed, developed, and manufactured printed circuit board (PCB) connectors, custom interconnects and contacts for high performance applications. With its signature Hyperboloid technology, IEH supplies the most durable, reliable connectors for the most demanding environments. The company markets primarily to companies in defense, aerospace, space and industrial applications, in the United States, Canada, Europe, Southeast and Central Asia and the Mideast. The company was founded in 1941 and is based in Brooklyn, New York.

Dave Offerman

ph: 718-492-9698

fx: 718-492-9898

dave@iehcorp.com

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